Exhibit 99.3

ELECTION STATEMENT

In connection with the Agreement and Plan of Merger, dated as of September 30, 2015, by and between

Ameris Bancorp (“ABCB”) and Jacksonville Bancorp, Inc. (“JAXB”).

If delivering by mail:	If delivering by hand or courier:

Computershare Investor Services	Computershare Investor Services
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

DO NOT MAIL THIS ELECTION STATEMENT TO ABCB OR JAXB.

PLEASE DO NOT SEND YOUR JAXB STOCK CERTIFICATES AT THIS TIME. A SEPARATE LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR SUBMITTING YOUR STOCK CERTIFICATES WILL BE DELIVERED TO YOU AFTER CONSUMMATION OF THE MERGER.

DIRECT ANY QUESTIONS TO COMPUTERSHARE INVESTOR SERVICES (THE “EXCHANGE AGENT”) AT 1-888-565-5423.

INFORMATION ABOUT YOU AND YOUR SHARES

Name(s) and Address of Registered Holder(s)

If there is any error in the name or address

shown below, please make the necessary

corrections.

DESCRIPTION OF SHARES

(Please fill in. Attach separate schedule if needed.)

Certificate No(s)/Security Listing No(s)	Voting or Nonvoting Common Stock	Number of shares

TOTAL SHARES

This Election Statement is being delivered in connection with the Agreement and Plan of Merger, dated as of September 30, 2015 (the “Merger Agreement”), by and between ABCB and JAXB. The Merger Agreement provides for the acquisition of JAXB by ABCB through the merger of JAXB with and into ABCB, with ABCB continuing as the surviving corporation (the “Merger”). For each share of JAXB common stock, par value $0.01 per share (“JAXB voting common stock”), and JAXB nonvoting common stock, par value $0.01 per share (the “JAXB nonvoting common stock” and, together with the JAXB voting common stock, the “JAXB common stock”), that you own, you may indicate a preference to receive either: (i) 0.5861 shares of ABCB common stock, with cash paid in lieu of fractional shares (the “Stock Election”); or (ii) $16.50 in cash, without interest (the “Cash Election”). This election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Statement. As provided in the Merger Agreement, the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock. Therefore, you might receive shares of ABCB common stock and/or cash in an amount that is not consistent with your election, depending upon the elections of other JAXB shareholders. Furthermore, the completion of the Merger is subject to a price floor which, if reached prior to the completion of the Merger, could result in more shares of ABCB common stock being issued or more cash being paid, or the Merger being terminated. Any adjustments to the elections or merger consideration will be made in accordance with the provisions of the Merger Agreement that is attached as Annex A to the proxy statement/prospectus mailed with this Election Statement (the “Proxy Statement”). The undersigned acknowledges receipt of the Proxy Statement.

BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND PROXY STATEMENT (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING INSTRUCTIONS TO THIS ELECTION STATEMENT AND CONSULT WITH YOUR PERSONAL FINANCIAL AND TAX ADVISORS PRIOR TO DECIDING WHICH ELECTION TO MAKE. The tax consequences to a holder will vary depending upon the election made and other factors. See the section of the Proxy Statement entitled “Material United States Federal Income Tax Consequences of the Merger.”

ELECTION OPTION

The total of all Stock Election shares and Cash Election shares cannot exceed the total number of shares of JAXB common stock that you own.

☐  STOCK ELECTION: Exchange ________________ (specify exact numerical quantity) of my shares of JAXB common stock for shares of ABCB common stock, plus cash in lieu of fractional shares.

☐  CASH ELECTION: Exchange ________________ (specify exact numerical quantity) of my shares of JAXB common stock for cash.

See the section entitled “Risk Factors” in the Proxy Statement for a discussion of factors you should consider in making your election.

PLEASE SEND IN YOUR COMPLETED ELECTION STATEMENT AS SOON AS POSSIBLE AFTER YOUR RECEIPT OF THIS FORM. To make an election, an Election Statement must be received by the Exchange Agent before [ ] p.m., Eastern Time, on [ ], which is referred to as the “Election Deadline.” If you do not submit a properly completed and signed Election Statement that is received by the Exchange Agent prior to the Election Deadline, ABCB will determine whether you will receive cash or ABCB common stock for your shares of JAXB common stock in the Merger.

If some or all of your shares of JAXB common stock are held in “street name” by a broker, bank, trustee or other nominee, please contact your broker, bank or other nominee for instructions on how to make an election for those shares, and follow those instructions.

Promptly following the effective time of the Merger, the Exchange Agent will mail to each holder of record of shares which, immediately prior to the effective time of the Merger, represented shares of JAXB common stock: (i) a Letter of Transmittal; and (ii) instructions for effecting the surrender of their shares of JAXB common stock, whether held in certificated or book-entry form.

REQUIRED SIGNATURES — All Shareholders must sign below.

X
Signature of Shareholder	Date

X
Signature of Shareholder	Date

Social Security Number or Employer Identification Number

[XXX-XX-XXXX]

INSTRUCTIONS FOR COMPLETING THE ELECTION STATEMENT

Although you should not submit your stock certificates at this time, please be aware that all holders of JAXB common stock must surrender their JAXB stock certificates to Computershare Investor Services as the Exchange Agent in order to receive the merger consideration to which they are entitled. A separate Letter of Transmittal will be delivered to you after the consummation of the Merger along with instructions for effecting the surrender of your shares of JAXB common stock, whether held in certificated or book-entry form. No ABCB dividends or other distributions, declared or made with respect to ABCB common stock with a record date after the effective time of the Merger will be paid to the holder of any unsurrendered certificate or book entry share until such holder properly surrenders such shares. Subject to applicable law, after doing so, the holder will be entitled to receive the per share merger consideration, fractional share cash amount to which such holder is entitled and any dividends or other distributions that have been payable or become payable with respect to the holder’s whole shares of ABCB common stock. No interest will accrue on the cash consideration, the cash in lieu of fractional shares or such dividends.

If your JAXB stock certificates are lost, stolen or destroyed, please contact the Exchange Agent at the number listed above prior to consummation of the Merger.

The section entitled “Election Option” in this Election Statement allows certain JAXB shareholders to elect to receive merger consideration in the form of shares of ABCB common stock (a “Stock Election”) or cash (a “Cash Election”). If a JAXB shareholder does not submit a properly completed and signed Election Statement that is received by the Exchange Agent prior to the Election Deadline, ABCB will determine whether such shareholder will receive cash or ABCB common stock for such shareholder’s shares of JAXB common stock in the Merger. Any Election Statement submitted by a JAXB shareholder who has properly asserted appraisal rights with respect to his, her or its shares shall have no effect, and the consideration payable to such shareholder shall be paid in accordance with the provisions of the Merger Agreement and the Florida Business Corporation Act.

YOU MUST SUBMIT A COMPLETED ELECTION STATEMENT AS SOON AS POSSIBLE AFTER RECEIPT OF THIS FORM. To make an election, an Election Statement must be received by the Exchange Agent before [ ] p.m., Eastern Time, on [ ], which is referred to as the “Election Deadline.” If you do not submit a properly completed and signed Election Statement that is received by the Exchange Agent prior to the Election Deadline, ABCB will determine whether you will receive cash or ABCB common stock for your shares of JAXB common stock in the Merger.

Your election is subject to certain terms, conditions and limitations that have been set out in the Merger Agreement and the Proxy Statement provided to you in connection with the JAXB shareholders’ meeting being held to consider and vote to approve the Merger Agreement and other related matters. The Merger Agreement is included as Annex A to the Proxy Statement. Extra copies of the Proxy Statement may be requested from ABCB at (229) 890-1111 or JAXB at (904) 421-3040. SUBMITTING THIS ELECTION STATEMENT DOES NOT CONSTITUTE A VOTE ON THE MERGER AGREEMENT OR ANY OTHER MATTER. IN ORDER TO VOTE YOUR SHARES, YOU MUST COMPLETE, SIGN AND RETURN THE PROXY CARD IN THE ENVELOPE ENCLOSED IN THE PROXY STATEMENT OR VOTE YOUR SHARES IN PERSON AT THE JAXB SPECIAL MEETING. DO NOT RETURN PROXY MATERIALS TO COMPUTERSHARE INVESTOR SERVICES.

INSTRUCTION 1. ELECTIONS, CERTIFICATES AND SHARE ALLOCATIONS. You may select one of the following options on the Election Statement with respect to each share of JAXB common stock that you own: (l) Stock Election or (2) Cash Election. Please read the section entitled “The Merger Agreement – Per Share Merger Consideration; Election and Proration Procedures; Charter Amendment” in the Proxy Statement for a discussion of these options and the allocation and proration procedures associated with them. In order to make a valid election, you must complete the section above entitled “Election Option” to indicate the desired form of merger consideration, indicating (i) the number of shares of JAXB common stock for which a Stock Election is being made, if any, and (ii) the number of shares of JAXB common stock for which a Cash Election is being made, if any. The total of all Stock Election shares and Cash Election shares on this Election Statement cannot exceed the total number of shares of JAXB common stock that you own. To properly complete this form, each shareholder must also complete the section entitled “Information About You and Your Shares” by specifying: (i) the stock certificate number(s) (if certificated) or security listing number(s) (if held in book-entry form) for your shares of JAXB common stock; (ii) whether such shares are JAXB voting common stock or JAXB nonvoting common stock; and (iii) the number of shares JAXB common stock represented by each stock certificate number or security listing number, as applicable. Holders of JAXB common stock will be required to surrender their shares of JAXB common stock, whether held in certificated or book-entry form, to the Exchange Agent in order to receive the merger consideration. As provided in the Merger Agreement, the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of JAXB common stock will be exchanged for cash and 75% of the total outstanding shares of JAXB common stock will be exchanged for shares of ABCB common stock.

INSTRUCTION 2. ELECTION DEADLINE. YOU MUST SUBMIT A COMPLETED ELECTION STATEMENT AS SOON AS POSSIBLE AFTER RECEIPT OF THIS FORM. To make an election, an Election Statement must be received by the Exchange Agent before [ ] p.m., Eastern Time, on [ ], which is referred to as the “Election Deadline.” If you do not submit a properly completed and signed Election Statement that is received by the Exchange Agent prior to the Election Deadline, ABCB will determine whether you will receive cash or ABCB common stock for your shares of JAXB common stock in the Merger. The Exchange Agent will have reasonable discretion to determine whether any Election Statement is received on a timely basis and whether an Election Statement has been properly completed, and any such determinations are conclusive and binding.

INSTRUCTION 3. REVOCATION OR CHANGE OF ELECTION STATEMENT. Prior to the Election Deadline, any Election Statement may be revoked or changed by written notice to the Exchange Agent from the person submitting such Election Statement, but to be effective such notice must be received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent will have reasonable discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made. Following any proper revocation, unless a properly completed Election Statement is thereafter properly submitted and received by the Exchange Agent prior to the Election Deadline, you will be deemed not to have made an election and ABCB will determine whether you will receive cash or ABCB common stock for your shares of JAXB common stock in the Merger.

INSTRUCTION 4. SIGNATURES ON ELECTION STATEMENT. All signatures must correspond exactly to the name written on the face of the JAXB stock certificates or listed in JAXB’s records without alteration, variation or any change whatsoever. If this Election Statement is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity and such person is not the record holder of the shares of JAXB common stock, he or she must indicate the capacity when signing and must submit proper evidence of his or her authority to act.

INSTRUCTION 5. DELIVERY OF ELECTION STATEMENT. This Election Statement, properly completed and duly executed, should be delivered to the Exchange Agent at the address set forth on the front of the Election Statement.

INSTRUCTION 6. HOLDERS WHO ARE NOMINEES, TRUSTEES OR OTHER REPRESENTATIVES. Each holder of record of shares of JAXB common stock is entitled to make an election covering all shares of JAXB common stock actually held of record by such holder. Nominee record holders, which include brokers, trustees or any other person that holds shares of JAXB common stock in any capacity whatsoever on behalf of more than one person or entity, are entitled to make an election for such nominee record holders as well as an election on behalf of each beneficial owner of shares of JAXB common stock held through such nominee record holders, but such elections must be made on one Election Statement. Beneficial owners who are not record holders are not entitled to submit Election Statements. If some or all of your shares of JAXB common stock are held in “street name” by a broker, bank, trustee or other nominee, please contact your broker, bank or other nominee for instructions on how to make an election for those shares, and follow those instructions. Persons submitting an Election Statement on behalf of a registered stockholder as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or acting in another fiduciary or representative capacity should refer to Instruction 4 above.

INSTRUCTION 7. MISCELLANEOUS. ABCB, JAXB and the Exchange Agent are not under any duty to give notification of defects in any Election Statement. ABCB, JAXB and the Exchange Agent shall not incur any liability for failure to give such notification, and each of ABCB, JAXB and the Exchange Agent has the absolute right to reject any and all Election Statements not in proper form or to waive any irregularities in any Election Statement. ALL ELECTION STATEMENTS WILL BE VOID AND OF NO EFFECT IF THE MERGER AGREEMENT IS TERMINATED FOR ANY REASON.

INSTRUCTION 8. INFORMATION AND ADDITIONAL COPIES. All inquiries with respect to the completion of the Election Statement, including requests for additional copies of the Election Statement, should be made directly to the Exchange Agent at 1-888-565-5423.

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